Exhibit 99.99

CleanTech Innovations, Inc. Appoints Terry McEwen as an Independent Director and Chairman of its Audit Committee

New York, New York, October 1, 2013 /PR Newswire/ -- CleanTech Innovations, Inc. ("CleanTech") (Nasdaq:CTEK - News), today announces that the Board of Directors of CleanTech is pleased to welcome a seasoned banking industry regulator, Terry K. McEwen, as an independent member of the Company’s Board of Directors and Chairman of the Audit Committee, and member of the Nominating and Compensation Committees.

Terry McEwen has over thirty years’ experience in finance and banking. Mr. McEwen served as the Director of Banking for the State of New Jersey Department of Banking and Insurance during the recent financial crisis from May 2006 to May 2010. As a public servant, Mr. McEwen was responsible for the regulation, oversight, soundness and integrity of the $170 billion finance industry in the State of New Jersey, which includes banks, credit unions, mortgage bankers and brokers and a variety of other financial related entities. He also served on national committees involving state banking regulatory authorities, including representing state regulatory authorities in Washington, D.C. Mr. McEwen also served in the public sector with the New Jersey Development Authority (NJDA) and the New Jersey Economic Development Authority (NJEDA).

Throughout his distinguished career, as a leader in the African-American community, Mr. McEwen has fostered the development of minority-owned businesses, participated in activities to improve equal opportunity, and supported and championed various civil rights initiatives.

In 2008, the United Nations enshrined Mr. McEwen into the Martin Luther King, Jr. Hall of Fame, and the Urban League presented Mr. McEwen with “The 56th Equal Opportunity Award.”

Mr. McEwen received a Bachelor of Science degree in Business Administration from the University of Pittsburgh in 1980. Mr. McEwen also earned a Master of Business Administration (MBA) in 1998 from Rider University in New Jersey. He was a member of the University of Pittsburgh’s 1976 National Championship football team.

Thanks to Mr. McEwen’s extensive financial expertise and his achievements in promoting advancements in financial literacy, CleanTech believes he is a valuable addition to the Company, especially during the difficult period of CleanTech’s potential recovery from the impact of the Company’s wrongful delisting by NASDAQ, which was reversed by the United States Securities and Exchange Commission (SEC) on July 11, 2013. The SEC determined that “the record does not show that the specific grounds on which NASDAQ based its delisting decision exist in fact.” The July 11 ruling was the first time in recent memory that the SEC had reversed a NASDAQ delisting decision.

About CleanTech Innovations, Inc.

CleanTech is a U.S. - registered public company with primary operations in China. CleanTech designs and manufactures high performance clean technology products that promote renewable energy generation, energy savings and pollution reduction.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect the Company's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in the Company's filings with the SEC.

Contact:

Patrick Dorton, Public Relations, Rational 360.
Tel: (202) 429-4952
Email: patrickdorton@rational360.com